Exhibit 99.1

Panbela Provides Business Update and Reports Q4 and FY 2020 Financial Results

MINNEAPOLIS-March 25, 2021 Panbela Therapeutics, Inc. (Nasdaq: PBLA), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of patients with cancer, today provides a business update and reports financial results for the quarter and full year ended December 31, 2020. Management is hosting an earnings call today at 4:30 p.m. ET.

The fourth quarter and full year 2020 was marked by meaningful corporate, financial and clinical progress.

2020 and Recent Highlights

●	Appointed Garry A. Weems, PharmD as its VP of Clinical Development and Medical Affairs

●	Entered into a research agreement with the Johns Hopkins University School of Medicine

●	Completing SBP-101’s enrollment in its Phase 1b trial

●	Uplisted to Nasdaq Capital Market

●	Closed $10.5 Million Public Offering

●	New CEO appointed on July 15, 2020

●	Fast Track designation received for SBP-101

“2020 was a year of significant accomplishments for SBP-101 and Panbela as a public company. In 2021 we are focused on continued execution of our pancreatic cancer program and expanding our addressable market opportunity outside of pancreatic cancer,” said Jennifer K. Simpson, PhD, MSN, CRNP President & Chief Executive Officer of Panbela Therapeutics. “Last year’s achievements included securing fast track designation for SB1-101 in 1L metastatic pancreatic cancer, completing Phase 1b trial enrollment, strengthening our leadership team, firming up our balance sheet and uplisting to Nasdaq.”

Dr. Simpson continued, “This year we are focused on leveraging 2020’s successes to execute on upcoming SBP-101 milestones in pancreatic cancer. We are also committed to expanding our total addressable market beyond pancreatic cancer. In support of that goal, we have appointed Garry A. Weems, PharmD as VP of Clinical Development and Medical Affairs, and entered into a research agreement with the Johns Hopkins University School of Medicine. We look forward to ongoing preclinical work yielding data in the second half of the year to inform future development pathways across tumors outside of pancreatic cancer as well as the potential combination with checkpoint inhibitors.”

Based on interim data from our Phase I trial, SBP-101 demonstrated a 62% objective response rate in combination with gemcitabine & abraxane (G&A); more than double the historical standard of care for metastatic pancreatic cancer with G&A.

We believe SBP-101 has the potential to expand into other cancers with known elevated levels of polyamine metabolism.

Upcoming Milestones

●	Public release of data from phase 1 trial (targeting 1H'21)

●	Conference presentations (targeting 1H'21 or 2H'21)

●	Initiation of randomized phase 2 study (targeting mid-Year 21)

●	Public release of preclinical data across tumors outside of pancreatic cancer (targeting 2H ’21)

Fourth Quarter ended December 31, 2020 Financial Results

General and administrative expenses were $0.9 million in the fourth quarter of 2020, compared to $0.5 million in the fourth quarter of 2019. The change in the third quarter is due primarily to increased headcount, and increased costs associated with our Nasdaq listing.

Research and development expenses were $0.7 million in the fourth quarter of 2020, down from $0.8 million in the fourth quarter of 2019. The change in the fourth quarter is due the lower manufacturing costs of our active ingredient offset in part by higher clinical trial costs and salaries.

Net loss in the fourth quarter of 2020 was $0.9 million, or $0.90 per diluted share, compared to a net loss of $1.0 million, or $0.15 per diluted share, in the fourth quarter of 2019.

Total cash was $9.0 million as of December 31, 2020. Total current assets were $9.8 million and current liabilities were $1.4 million as of the same date. The company had no debt as of December 31, 2020.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: March 25, 2021
Time: 4:30 PM Eastern Time
Toll Free: 877-407-9205
International: 201-689-8054

Replay

Toll Free: 877-481-4010
International: 919-882-2331
Replay Passcode: 40332

The call will also be available over the Internet and accessible at: http://isdr.iqconferencecall.com/

About SBP-101

SBP-101 is a proprietary polyamine analogue designed to induce polyamine metabolic inhibition (PMI) by exploiting an observed high affinity of the compound for pancreatic ductal adenocarcinoma and other tumors. The molecule has shown signals of tumor growth inhibition in clinical studies of US and Australian metastatic pancreatic cancer patients, suggesting potential complementary activity with an existing FDA-approved standard chemotherapy regimen. In data evaluated from clinical studies to date, SBP-101 has not shown exacerbation of bone marrow suppression and peripheral neuropathy, which can be chemotherapy-related adverse events. Recently observed serious visual adverse evets are being evaluated and the FDA has issued a partial clinical hold for the impacted study, pending Panbela’s evaluation and response. The safety data and PMI profile observed in the current Panbela sponsored clinical trial generally provides potential support for continued evaluation of the compound in a randomized clinical trial, subject to Panbela’s submission of a complete response and the FDA’s removal of the partial clinical hold.  For more information, please visit https://clinicaltrials.gov/ct2/show/NCT03412799 .

About Panbela

Panbela Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for patients with urgent unmet medical needs. The company’s initial product candidate, SBP-101, is for the treatment of patients with metastatic pancreatic ductal adenocarcinoma, the most common type of pancreatic cancer. Panbela Therapeutics, Inc. is dedicated to treating patients with pancreatic cancer and exploring SBP-101’s potential for efficacy in combination with other agents and in treating other types of cancer. Further information can be found at www.panbela.com . Panbela Therapeutics, Inc. common stock is listed on The Nasdaq Stock Market LLC under the symbol PBLA.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “assume,” “believes,” “expect,” “intend,” “may,” and “plan.” Examples of forward-looking statements include, among others, statements we make regarding the focus and outcomes of the collaboration. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially and adversely from the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) our ability to obtain additional funding to complete a randomized clinical trial; (ii) progress and success of our Phase 1 clinical trial; (iii) the impact of the current COVID-19 pandemic on our ability to complete monitoring and reporting in our current clinical trial; (iv) our ability to demonstrate the safety and effectiveness of our SBP-101 product candidate (v) our ability to obtain regulatory approvals for our SBP-101 product candidate in the United States, the European Union or other international markets; (vi) the market acceptance and level of future sales of our SBP-101 product candidate; (vii) the cost and delays in product development that may result from changes in regulatory oversight applicable to our SBP-101 product candidate; (viii) the rate of progress in establishing reimbursement arrangements with third-party payors; (ix) the effect of competing technological and market developments; (x) the costs involved in filing and prosecuting patent applications and enforcing or defending patent claims; and (xi) such other factors as discussed in Part I, Item 1A under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, any additional risks presented in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement or reasons why actual results would differ from those anticipated in any such forward-looking statement, whether written or oral, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors:
James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

Media:
Tammy Groene
Panbela Therapeutics, Inc.
(952) 479-1196
IR@panbela.com

Panbela Therapeutics, Inc

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended December 31,			Year ended December 31,
	2020	2019	Percent Change	2020	2019	Percent Change
Operating expenses:
General and administrative	$901	$468	92.5%	$3,249	$1,973	64.7%
Research and development	700	787	-11.1%	2,505	2,349	6.6%
Operating loss	(1,601)	(1,255)	27.6%	(5,754)	(4,322)	33.1%

Other income (expense):
Interest expense	(5)	(8)	-37.5%	(17)	(2,194)	-99.2%
Gain on debt forgiveness	103			103
Other income (expense)	550	204	169.6%	605	(99)	-711.1%
Total other income (expense)	648	196	230.6%	691	(2,293)	-130.1%

Loss before income tax benefit	(953)	(1,059)	-10.0%	(5,063)	(6,615)	-23.5%

Income tax benefit	73	82	-11.0%	295	415	-28.9%

Net loss	(880)	(977)	-9.9%	(4,768)	(6,200)	-23.1%
Foreign currency translation adjustment (loss)	(525)	(197)	166.5%	(689)	22	-3231.8%
Comprehensive Loss	$(1,405)	$(1,174)	19.7%	$(5,457)	$(6,178)	-11.7%

Basic and diluted net loss per share	$(0.09)	$(0.15)	-40.0%	$(0.62)	$(1.09)	-43.1%
Weighted average shares outstanding - basic and diluted	9,650,742	6,630,584	45.5%	7,732,882	5,700,314	35.7%

Panbela Therapeutics, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$9,022	$2,449
Prepaid expenses and other current assets	412	283
Income tax receivable	323	361
Total current assets	9,757	3,093
Other noncurrent assets	56	51
Total assets	$9,813	$3,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$554	$597
Accrued expenses	811	304
Term debt, current portion	-	116
Unsecured promissory note payable	-	742
Total current liabilities	1,365	1,759
Total liabilities	1,365	1,759

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of December 31, 2020 and December 31, 2019	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 9,664,427 and 6,631,308 shares issued and outstanding, as of December 31, 2020 and December 31, 2019, respectively	10	7
Additional paid-in capital	54,848	42,331
Accumulated deficit	(46,026)	(41,258)
Accumulated comprehensive (loss) income	(384)	305
Total stockholders' equity	8,448	1,385
Total liabilities and stockholders' equity	$9,813	$3,144

Panbela Therapeutics, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(4,768)	$(6,200)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,205	1,093
Amortization of debt discount	-	2,066
Amortization of debt issuance costs	-	12
Forgiveness of Paycheck Protection Program loan	(103)	-
Non-cash interest expense	-	102
Changes in operating assets and liabilities:
Income tax receivable	(2)	(31)
Prepaid expenses and other current assets	67	(174)
Accounts payable	(747)	301
Accrued liabilities	494	92
Net cash used in operating activities	(3,854)	(2,739)
Cash flows from financing activities:
Proceeds from sale of common stock and warrants net of offering costs of $2 and $16, respectively	1,746	3,160
Proceeds from public offering of common stock and warrants net of underwriters discount and offering costs of $1,165	9,335	-
Proceeds from the sale of convertible promissory notes, net of debt issuance costs of $7	-	810
Proceeds from exercise of warrants	120	-
Proceeds from Paycheck Protection Program loan	103	-
Repayments of demand note	(743)	(25)
Repayments of term debt	(117)	(161)
Net cash provided by financing activities	10,444	3,784
Effect of exchange rate changes on cash	(17)	(1)
Net change in cash	6,573	1,044
Cash at beginning of period	2,449	1,405
Cash at end of period	$9,022	$2,449
Supplemental disclosure of cash flow information:
Cash paid during period for interest	$8	$14
Supplemental disclosure of non-cash transactions:
Warrants issued for future services	$228	$-
Warrants issued to underwriter	$353	$-
Amortization of warrants as offering costs	$114	$-
Beneficial conversion feature on convertible notes	$-	$353
Warrants issued with convertible notes	$-	$419
Common stock converted into convertible notes payable	$-	$(25)
Wararants issued in exchange for modification of term debt		$14
Conversion of convertible notes payable and accrued interest into common stock	$-	$2,281
Issuance of unsecured promissory note in exchange of vendor accounts payable	$-	$742